EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

CERADYNE, INC.

A Delaware Corporation

Pursuant to Section 103, 242 and 245 of the General Corporation Law of the State of Delaware, Ceradyne, Inc., a corporation duly organized and existing under the General Corporation Law of the State of Delaware and originally incorporated in the State of Delaware on April 13, 1987, does hereby certify as follows:

1. That the Certificate of Incorporation of this corporation be amended and restated to read in its entirety as follows:

ARTICLE 1 - NAME

The name of this Corporation is Ceradyne, Inc.

ARTICLE 2 - REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of the Corporation’s registered agent at that address is The Corporation Trust Company.

ARTICLE 3 - PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended from time to time.

ARTICLE 4 - AUTHORIZED CAPITAL

The total number of shares of capital stock which this Corporation has the authority to issue is 12,000,000. All such shares are of one class and are Common Stock, $0.01 par value per share.

ARTICLE 5 - NUMBER AND ELECTION OF DIRECTORS

(a) The number of directors of the Corporation shall be fixed from time to time by the Board of Directors either by a resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board of Directors.

(b) At all elections of directors of the Corporation, subject to the requirements of the next sentence, each holder of Common Stock shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for or for any two or more of them as such holder may see fit. No stockholder shall be entitled to cumulate votes unless the name of the candidate for whom such votes would be cast has been placed in nomination prior to the voting, and any stockholder has given notice at the meeting prior to the voting of such stockholder’s intention to cumulate his vote.

(c) Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

ARTICLE 6 - LIMITATION OF DIRECTORS’ LIABILITY

(a) A director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (i) for any breach of his duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derives an improper personal benefit.

(b) Any repeal or modification of this Article 6 by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE 7 - ACTION BY WRITTEN CONSENT

Any action that may be taken at any annual or special meeting of the stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if, and only if, a consent in writing, setting forth the action so taken, shall be signed by holders of all of the shares of capital stock of the Corporation having the right to vote with respect to such action.

ARTICLE 8 - AMENDMENT OF BYLAWS

The Board of Directors of the Corporation shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the Bylaw of the Corporation.

2. That such amendment and restatement of the Certificate of Incorporation has been duly adopted by resolutions, proposed and declared advisable by the Board of Directors of Ceradyne, Inc., and duly adopted by a majority of the holders of all outstanding shares of Common Stock, being the holders of all outstanding shares of capital stock entitled to vote thereon, in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Ceradyne, Inc. has caused this Certificate to be signed by Joel P. Moskowitz, its Chairman of the Board and Chief Executive Officer, and attested by James W. Kerrigan, its Secretary, this 22nd day of May, 1987.

CERADYNE, INC.

By:	/s/ Joel P. Moskowitz
JOEL P. MOSKOWITZ, Chairman of the Board and Chief Executive Officer

Attest:

By:	/s/ James W. Kerrigan
JAMES W. KERRIGAN Secretary

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